Exhibit 10.22

AWARD AGREEMENT FOR TIME-LAPSE

RESTRICTED STOCK UNITS

UNDER THE CENTURI HOLDINGS, INC.

OMNIBUS INCENTIVE PLAN

This Award Agreement for Time-Lapse Restricted Stock Units, together with Appendix A and Appendix B (this “Award Agreement”) is dated as of [•], by and between Centuri Holdings, Inc., a Delaware corporation (the “Company”), and [•] (the “Participant”), pursuant to the Centuri Holdings, Inc. Omnibus Incentive Plan (the “Plan”). Capitalized terms that are used, but not defined, in this Award Agreement, including Appendix A of this Award Agreement, shall have the meaning set forth in the Plan, and the Plan is incorporated by reference into this Award Agreement.

Overview of Your Award

Number of Restricted Stock Units Granted: [•]

Date of Grant:  [•]

Vesting Commencement Date:  [•]

Vesting Schedule:

Subject to the Participant’s Continuous Service and other terms and conditions set forth in the Plan and this Award Agreement, the time-lapse restricted stock units will vest in accordance with the following schedule (the “Vesting Schedule”)1:

Units	Vesting Date
[•]%	[•]
[•]%	[•]
[•]%	[•]

1. Grant of Units. The Company hereby grants the Participant an Award of Restricted Stock Units covering the number of Shares set forth above (the “Units”) under the Plan, subject to the terms and conditions of the Plan and this Award Agreement. The Units are granted in consideration of the services to be rendered by the Participant to the Company or a Related Entity. Each Unit represents the right to receive one Share (or the cash equivalent thereof) if the Units vest. The Units shall be credited to a separate account maintained for the Participant on the books and records of the Company. All amounts credited to the Participant’s account shall continue for all purposes to be part of the general assets of the Company. Unless and until such time as Shares are issued in settlement of the vested Units, the Participant shall not have any of the rights of a stockholder of the Company with respect to any of the Shares, including any voting rights or rights with respect

[1]	Note to Draft: To be revised and updated based on the vesting schedule approved by the Centuri Compensation Committee.

to dividends paid on the Shares. The Units or the rights relating thereto may not be sold, transferred, pledged, attached, assigned, or otherwise alienated or encumbered by the Participant in any manner, whether voluntarily, by operation of law, or otherwise. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Units or the rights relating thereto shall be wholly ineffective.

2. Vesting of Units. Except as otherwise provided herein, subject to the Participant’s Continuous Service through the applicable date of vesting under the Vesting Schedule (each, a “Vesting Date”), the Units will vest in accordance with the Vesting Schedule above.

3. Forfeiture of Units. Except as provided otherwise in Section 4 below, unvested Units shall be forfeited upon a termination of the Participant’s Continuous Service. The Participant agrees to execute such documentation that may be reasonably requested by the Company or a Related Entity in connection with such forfeiture. All rights of the Participant with respect to any forfeited Units shall cease and terminate upon forfeiture of such Units, without any further obligation on the part of the Company or a Related Entity.

4. [Termination of Continuous Service.2

(a) Retirement or an Involuntary Termination After Six Months Following a Change in Control. If, prior to the Vesting Date, the Participant’s Continuous Service is terminated due to (i) Retirement or (ii) an Involuntary Termination that occurs after 6 months following the date of a Change in Control (or, such longer period provided in the Participant’s Employment Agreement), a prorated portion of the Units shall immediately vest upon such termination, with such prorated portion equal to (A) the total number of Units granted multiplied by (B) a fraction, the numerator of which is the number of full months the Participant provided Continuous Service (including the month in which such termination occurs) starting from [•], and the denominator of which is [•][, with such amount then reduced by any portion of the Units already settled in connection with a prior Vesting Date, if applicable].

(b) Death, Disability or an Involuntary Termination Within Six Months Following a Change in Control. If, prior to the Vesting Date, the Participant’s Continuous Service is terminated (i) due to the Participant’s death, (ii) by the Company following the Participant incurring a Disability or (iii) due to an Involuntary Termination that occurs within 6 months following the consummation of a Change in Control (or, such longer period provided in the Participant’s Employment Agreement), the Units shall become fully vested as of the date of such termination.]

(c) Other Terminations. For the avoidance of doubt, if the Participant’s Continuous Service is terminated for any reason other than those set forth in Section 4(a) or Section 4(b) prior to the applicable Vesting Date, then any unvested Units shall be forfeited and the Participant’s rights with respect to any unvested Units shall cease and terminate, without any further obligation on the part of the Company or a Related Entity.

[2]	Note to Draft: To be revised and updated based on the vesting schedule approved by the Centuri Compensation Committee.

5. Dividend Equivalent Rights. From the Date of Grant and until the Units are settled pursuant to Section 6, the Participant’s account will be credited with Dividend Equivalent Rights (without interest and earnings) at the same time, in the same form, and in equivalent amounts as dividends that are payable from time to time on Shares. Any such Dividend Equivalent Rights shall be valued as of the date on which they are credited to the Participant and, unless determined otherwise by the Company, reallocated to additional Units. Such additional Units may also earn Dividend Equivalent Rights and shall vest in accordance with the Vesting Schedule as if such Units had been issued on the Date of Grant. Dividend Equivalent Rights shall be subject to the same vesting and forfeiture restrictions as the Units to which they are attributable.

6. Settlement of Units.

(a) Settlement After Outside Date. If the Units vest after the date of the distribution of Shares by Southwest Gas Holdings, Inc. (“Parent”) to its shareholders in a transaction intended to be governed by Section 355 of the Code (or such date that Parent notifies the Company that no such distribution will occur) (the “Outside Date”), as soon as administratively possible, as determined solely by the Company, but within 60 days following the applicable Vesting Date (which, for clarity, would be the earlier of the date of termination described in Section 4 or the applicable Vesting Date), the Participant shall receive a number of Shares equal to the number of Units that vest on the applicable Vesting Date (including any vested Units attributable to Dividend Equivalent Rights), and a cash payment in respect of any Dividend Equivalent Rights paid in cash, in each case, subject to the withholding requirements set forth in the Plan and Section 9 below). Upon a distribution of Shares as provided herein, the Company shall cause the Shares then being distributed to be registered in the Participant’s name. From and after the date of receipt of such distribution, the Participant or the Participant’s legal representatives, beneficiaries or heirs, as the case may be, shall have full rights of transfer or resale with respect to such Shares subject to applicable Company policies and state and federal regulations.

(b) Settlement Prior to Outside Date. If the Units vest on or prior to the Outside Date, the Units shall be settled in cash rather than Shares unless Parent has provided written consent that the Units may be settled in Shares pursuant to Section 6(a), with the amount of cash being equal to the product of the Fair Market Value of a Share on the applicable Vesting Date, multiplied by the number of Units that vest on the applicable Vesting Date and with such payment occurring on the same date that Shares would have otherwise been issued.

7. Administration. This Award Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan. Any inconsistency between this Award Agreement and the Plan shall be resolved in favor of the Plan.

8. Holding Requirements. The Participant acknowledges and agrees that the Participant shall accumulate Shares in accordance with the Company’s Stock Ownership Guidelines, if any, as applicable from time to time.

9. Tax Liability and Withholding. The Participant shall be required to pay to the Company or a Related Entity, and the Company or a Related Entity shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan, this Award Agreement or otherwise, the amount of any required withholding or other taxes in respect of the Units and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding or other taxes. The Committee may permit the Participant to satisfy any federal, state or local tax withholding or other tax obligations by any of the following means, or by a combination of such means:

(a) tendering a cash payment;

(b) issuing a check;

(c) conducting a wire transfer;

(d) authorizing the Company to withhold Shares from the Shares otherwise issuable or deliverable to the Participant as a result of the vesting of the Units; provided, however, that no Shares shall be withheld with a value exceeding the maximum amount of tax required to be withheld by law; or

(e) delivering to the Company previously owned and unencumbered Shares.

Notwithstanding any action the Company or any Related Entity takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and the Company and any Related Entity (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Units or the subsequent sale of any Shares; and (b) does not commit to structure the Units to reduce or eliminate the Participant’s liability for Tax-Related Items.

10. Section 409A. This Award Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A. Any distribution pursuant to this Award Agreement that is subject to the requirements of Section 409A may only be made in a manner and upon an event permitted by Section 409A. Payments upon termination of Continuous Service may only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, neither the Company nor any Related Entity makes any representations that the payments and benefits provided under this Award Agreement comply with Section 409A and in no event shall the Company or any Related Entity be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A. Notwithstanding anything to the contrary herein, if the Participant is a “specified employee” as defined in Section 409A, in the case of a distribution of Shares due to any termination, other than due to death, to the extent required to avoid incurring taxes under Section 409A, the distribution of Shares (and any Dividend Equivalent Rights) in respect of the vested Units shall not occur until the date which is six months following the Termination Date (or, if earlier, upon the death of the Participant). Upon a distribution of Shares as provided herein, the Company shall cause the Shares then being distributed to be registered in the Participant’s name. From and after the date of receipt of such distribution, the Participant or the Participant’s legal representatives, beneficiaries or heirs, as the case may be, shall have full rights of transfer or resale with respect to such Shares subject to applicable Company policies and state and federal regulations.

11. Restrictive Covenants. The Participant hereby acknowledges and agrees to continue to be bound by the restrictive covenants set forth in the Participant’s Employment Agreement and any other restrictive covenants pursuant to which the Participant has previously agreed to be bound, which restrictive covenants are an integral part of the Company and the Company’s decision to grant the Units to the Participant. Accordingly, all such restrictive covenants contained in the Employment Agreement and such other agreements are hereby deemed incorporated fully herein by reference as if set forth herein. Notwithstanding the foregoing, if the Participant does not have an employment agreement with the Company or a Related Entity that contains restrictive covenants, then the Participant hereby acknowledges and agrees to be bound by the restrictive covenants set forth in Appendix B of this Award Agreement and any other restrictive covenants pursuant to which the Participant has previously agreed to be bound, which restrictive covenants are an integral part of the Company’s decision to grant the Units to the Participant. Accordingly, all such restrictive covenants contained herein, and such other agreements, are hereby deemed incorporated fully herein by reference as if set forth herein.

12. Miscellaneous.

(a) Nothing in this Award Agreement or the Plan shall interfere with or limit in any way the right of the Company or any Related Entity to terminate the Participant’s Continuous Service, nor confer upon the Participant any right to continued employment with the Company or any Related Entity or continued service as a Board member.

(b) Upon the approval of the Board in its sole discretion, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Award Agreement without the Participant’s written consent.

(c) The Participant shall not have voting rights with respect to the Units until the Units are settled and have been distributed as Shares.

(d) This Award Agreement shall be subject to all Applicable Laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e) This Award Agreement shall be governed by the corporate laws of the State of Delaware, without giving effect to any conflict of law provisions that might otherwise refer construction or interpretation of this Award Agreement or the Plan to the substantive law of another jurisdiction.

(f) Any dispute regarding the interpretation of this Award Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.

(g) The value of the Participant’s Units is not part of the Participant’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit, unless otherwise provided in the Participant’s Employment Agreement.

(h) The Participant understands that the Units and the Shares settled therefrom are subject to the Company’s clawback policy as effective from time to time.

The Participant acknowledges that this Award Agreement and the Plan set forth the entire understanding between the Participant and the Company regarding the Units granted pursuant to this Award Agreement. The Participant has reviewed and fully understands all provisions of this Award Agreement and the Plan in their entirety and agrees to be bound by the determinations of the Committee and Parent. The Participant acknowledges that Units awarded hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated until the Units are vested and the Units are settled in the form of Shares. The Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Units or disposition of the underlying shares and that the Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

CENTURI HOLDINGS, INC.

By:
William J. Fehrman
President and Chief Executive Officer

PARTICIPANT

By:
[•]

APPENDIX A

For purposes of this Award Agreement, notwithstanding anything to the contrary in the Plan and the Award Agreement, the following terms shall have the following meanings:

“Employment Agreement” shall mean the Participant’s Employment Agreement with the Company or a Related Entity, dated [•].

“Good Reason” shall have the same meaning as defined in the Participant’s Employment Agreement, if any, with the Company or a Related Entity, and if the Participant does not have an Employment Agreement, then Good Reason shall not be applicable under this Award Agreement.

“Involuntary Termination” shall mean a termination of Continuous Service (a) by the Company without Cause (and, for clarity, not due to the Participant’s death, Disability or Retirement) or (b) if the Participant has an Employment Agreement with the Company or a Related Entity that includes Good Reason, by the Participant for Good Reason; provided, however, that clause (b) shall not apply if either the Participant does not have an Employment Agreement with the Company or a Related Entity or the Participant’s Employment Agreement does not include a definition of Good Reason.

“Retirement” shall mean (i) with approval from the Company’s Chief Executive Officer (or in the case of the Chief Executive Officer, with the approval of the Committee), the Participant elects to terminate his/her employment with the Company, or one of its affiliated companies, after both attaining age 59 1⁄2, and completing twelve (12) complete calendar months of employment; or (ii) the Participant has attained age 65 and elects to leave his/her employment with the Company or one of its Related Entity.

APPENDIX B

As a condition of receiving the grant of the Units, if the Participant does not have an employment agreement with the Company or a Related Entity that contains restrictive covenants, then the Participant hereby agrees to the following terms (unless defined herein, all capitalized terms shall have the meanings ascribed thereto in the Award Agreement and Appendix A of the Award Agreement):

I. OBLIGATIONS RELATING TO PROPRIETARY AND CONFIDENTIAL INFORMATION

A. Nondisclosure of Proprietary and Confidential Information. Both during and after the termination of employment, whether such termination is voluntary or involuntary, Participant shall keep in confidence and trust all Proprietary and Confidential Information. Both during and after the termination of employment, whether such termination is voluntary or involuntary, Participant shall not use or disclose to any unauthorized person or use for his/her own purposes Proprietary or Confidential Information without the prior written consent of the Company or an affiliated entity that is deemed to be an employee of Participant (collectively, the “Employer”), except as may be necessary in the ordinary course of performing his/her duties to Employer. Notwithstanding the foregoing, nothing herein (or in any other agreement between Participant and Company) shall prevent Participant from lawfully, and without obtaining prior authorization from Company:

(i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by the U.S. Securities and Exchange Commission (the “SEC”) or any other governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to an employee individually from any Governmental Authority; (iii) testifying, participating or otherwise assisting in an action or proceeding by any Governmental Authorities relating to a possible violation of law, including providing documents or other Proprietary or Confidential Information to Governmental Authorities; or (iv) receiving an award for information provided to the SEC or any other Governmental Authority. This Appendix B of the Award Agreement shall not be construed or applied to require Participant to obtain prior authorization from the Company before engaging in any of the foregoing conduct referenced in this Section I.A, or to notify the Company of having engaged in any such conduct. Further, pursuant to the Defend Trade Secrets Act, Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is: (A) made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (y) solely for the purpose of reporting or investigating a suspected violation of law; (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (C) protected under the whistleblower provisions of applicable law. In the event Participant files a lawsuit for retaliation by Employer for Participant’s reporting of a suspected violation of law, Participant may (i) disclose a trade secret to Participant’s attorney and (ii) use the trade secret information in the court proceeding related to such lawsuit, in each case, if Participant (A) files any document containing such trade secret under seal; and (b) does not otherwise disclose such trade secret except pursuant to court order.

B. Return of Proprietary and Confidential Information. All documents and tangible things (whether written or electronic) embodying or containing Proprietary and Confidential Information are the Company’s and its predecessors, successors, and past, present and future parent companies, operating companies, divisions, subsidiaries and/or affiliates (collectively, the “Employer Group’s”) exclusive property. Participant shall be provided with or given access to such Proprietary and Confidential Information solely for performing the Participant’s duties of employment with Employer. Participant shall protect the confidentiality of their content and shall return all such Proprietary and Confidential Information, including all copies, facsimiles and specimens of them in any tangible or electronic forms in Participant’s possession, custody or control to Employer before leaving the employment of Employer for any reason, whether voluntary or involuntary.

C. Confidential Information from Previous Employment. Participant shall not disclose or use during the Participant’s employment with Employer any proprietary and confidential information which Participant has acquired as a result of any previous employment or under a contractual obligation of confidentiality before the Participant’s employment with Employer and, furthermore, Participant shall not bring to the premises of Employer any copies or other tangible embodiments of any such proprietary and confidential information.

D. Conflict of Interest. Participant shall not engage in outside employment or other activities in the course of which Participant would use or might be tempted or induced to use Proprietary and Confidential Information in other than the Employer Group’s own interest.

E.	Definitions.

1. “Proprietary and Confidential Information” means any and all non-public information or data in any form or medium, tangible or intangible, which has commercial value and which the Employer Group possesses or to which the Employer Group has rights. Proprietary and Confidential Information includes, by way of example and without limitation, information concerning the Employer Group’s specific manner of doing business, including, but not limited to, the processes, methods or techniques utilized by the Employer Group, the Employer Group’s customers, marketing strategies and plans, pricing information, sources of supply and material specifications, the Employer Group’s computer programs, system documentation, special hardware, related software development, the Employer Group’s business models, manuals, formulations, equipment, compositions, configurations, know-how, ideas, improvements and inventions, and the Employer Group’s Company-Related Inventions and Developments. Proprietary and Confidential Information also includes information developed by Participant during his/her course of employment with Employer or otherwise relating to Company-Related Inventions and Developments, as hereinafter defined, as well as other information to which he/she may be given access to in connection with his/her employment.

2. “Inventions and Developments” means any and all inventions, developments, creative works and useful ideas of any description whatsoever, whether or not patentable. Inventions and Developments include, by way of example and without limitation, discoveries and improvements that consist of or relate to any form of Proprietary and Confidential Information.

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3. “Company-Related Inventions and Developments” means all Inventions and Developments that: (a) relate at the time of conception or development to the actual Business (as defined below) of the Employer Group or to its actual research and development or to business or research and development that is the subject of active planning at the time; (b) result from or relate to any work performed for Employer, whether or not during normal business hours; (c) are developed on Employer’s time; or (d) are developed through the use of the Employer Group’s Proprietary and Confidential Information, equipment, software, or other facilities and resources.

II. AGREEMENT NOT TO COMPETE/SOLICIT.

A. Non-Compete. Participant agrees that during the Covenant Period (as defined below), he/she shall not, without Employer’s written consent, directly or indirectly, for himself/herself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business venture of any nature:

1. engage, as an officer, director, shareholder, owner, partner, joint venturer, employee, independent contractor, consultant, advisor or sales representative, in the Business of Employer Group (as that Business exists at the date of termination), within any state or province of the United States, Canada or any other country in which the Employer Group conducts business, including without limitation any territory serviced by the Employer Group (the “Territory”);

2. call upon any person or entity which is a Customer (as defined below) of the Employer Group within the Territory for the purpose of soliciting or selling products or services in competition with the Employer Group; or

3. call upon any prospective acquisition candidate, on Participant’s own behalf or on behalf of any competitor, which candidate was, to Participant’s actual knowledge after due inquiry, either called upon by the Employer Group or for which the Employer Group made an acquisition analysis for the purpose of acquiring such entity.

For purposes of this provision, “Business” shall mean providing any of the products or services offered by the Employer Group, as of the date of termination, and includes without limitation, the (i) installation, replacement, repair, inspection and maintenance of any infrastructure within the energy sector, whether relating to oil, natural gas, electric power, or solar or other such renewables; (ii) installation, replacement, repair, inspection and maintenance of underground or overhead pipeline, cable, wire and conduit; (iii) street and roadway repairs, whether by asphalt or concrete; (iv) installation, replacement, repair, inspection and maintenance of any infrastructure relating to municipal water and waste management; (v) installation, replacement, repair, inspection and maintenance of industrial facilities, including shop fabrication; and (vi) traffic control.

For purposes of this provision, “Customer” shall include any person or entity (i) for which Employer Group provided Business services within the twenty-four (24) months preceding the date of termination;

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(ii) for which Employer Group sought to provide Business services within the twenty-four (24) months preceding the date of termination (which includes without limitation responding to a Request For Information or a Request For Quotation); and/or (iii) that has a valid contract for Business services with a member of Employer Group as of the date of termination. Participant hereby acknowledges the reasonableness of the twenty-four month look back for the purposes of determining the Employer Group’s Customers, given the seasonal nature of the relevant construction industry and long lead time until contract execution.

B. Good Will. Any and all good will which Participant develops during Participant’s employment with any Customer shall be the sole, exclusive and permanent property of Employer, and shall continue to be such after termination of Participant’s employment, whether such termination is voluntary or involuntary.

C. Non-Solicitation of Employees. Participant agrees that during the Covenant Period, he/she shall not, without Employer’s written consent, employ, hire, solicit, induce or identify for employment or attempt to employ, hire, solicit, induce or identify for employment, directly or indirectly, any employee(s) of the Employer Group on the date of termination to leave his/her employment and become an employee, consultant or representative of any other entity including, but not limited to, Participant’s new employer, if any, whether or not such individual would commit any breach of his/her contract or terms of employment or engagement by leaving the employ or the engagement of the Employer Group.

D. Publicly Traded Securities. The provisions of this Appendix B of the Award Agreement shall not prevent Participant from acquiring or holding publicly traded stock or other public securities of a competing company, so long as Participant’s ownership does not exceed two percent (2%) of the outstanding securities of such company.

E. Agreement to Inform Subsequent Employers. For a period of twelve (12) months after the termination of Participant’s employment with Employer, whether voluntary or involuntary, Participant agrees to inform each new employer, prior to accepting employment, of the existence of this Appendix B of the Award Agreement and provide that employer with a copy of this Appendix B of the Award Agreement.

F. Notice of New Address and Employment. During the Covenant Period, Participant agrees to provide Employer with pertinent information concerning each new job or other business activity in which Participant engages during such period as Employer may reasonably request in order to determine Participant’s continued compliance with his/her obligations under this Appendix B of the Award Agreement. Participant consents to notification by Employer to such employer(s) concerning his/her obligations under this Appendix B of the Award Agreement.

G. Reasonableness of Restrictions. Participant acknowledges that the restrictions set forth in Section II of this Appendix B of the Award Agreement are intended to protect the Employer Group’s legitimate business interests and its Proprietary and Confidential Information and established relationships and good will. Participant acknowledges that the time, geographic and scope of activity limitations set forth herein are reasonable and necessary to protect the Employer Group’s legitimate business interests. However, if in any judicial proceeding, a court shall refuse to enforce this Appendix B of the Award Agreement as written, whether because the time

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limitation is too long or because the restrictions contained herein are more extensive (whether as to geographic area, scope of activity or otherwise) than is necessary to protect the legitimate business interests of the Employer Group, it is expressly understood and agreed between the parties hereto that this Appendix B of the Award Agreement is deemed modified to the extent necessary to permit this Appendix B of the Award Agreement to be enforced in any such proceedings.

H. Ability to Obtain Other Employment. Participant acknowledges that (1) in the event of the termination of his/her employment with Employer (whether voluntary or involuntary), Participant’s knowledge, experience and capabilities are such that Participant can obtain employment in business activities which are of a different and non-competing nature than those performed in the course of his/her employment with Employer or in the geographic areas outside of the Territory and (2) the enforcement of a remedy hereunder including, but not limited to, injunctive relief, will not prevent Participant from earning a reasonable livelihood.

I. Injunctive Relief. Participant acknowledges that compliance with this Appendix B of the Award Agreement is necessary to protect the good will and other legitimate business interests of the Employer Group and that a breach of any or all of these provisions will give rise to irreparable and continuing injury to the Employer Group that is not adequately compensable in monetary damages or at law. Accordingly, Participant agrees that Employer, its successors and assigns, may obtain injunctive relief against the breach or threatened breach of any or all of these provisions, in addition to any other legal or equitable remedies which may be available to the Employer Group at law or in equity or under this Appendix B of the Award Agreement. Because Participant further acknowledges that it would be difficult to measure any damages caused to the Employer Group that might result from any breach by Participant of any promises set forth in this Appendix B of the Award Agreement, Participant agrees that Employer shall be entitled to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Employer Group, as well as to be relieved of any obligation to provide further payment or benefits to Participant or Participant’s dependents.

J. Other Remedies. If Participant violates and/or breaches this Appendix B of the Award Agreement, Employer shall be entitled to an accounting and repayment of all lost profits, compensation, commissions, remuneration or benefits that Participant directly or indirectly has realized or may realize as a result of any such violation or breach. Employer shall also be entitled to recover for all lost sales, profits, commissions, good will and customers caused by Participant’s improper acts, in addition to and not in limitation of any injunctive relief or other rights or remedies that Employer is or may be entitled to at law or in equity or under this Appendix B of the Award Agreement.

K. Costs. Participant acknowledges that should it become necessary for Employer to file suit to enforce the provisions contained herein, and any court of competent jurisdiction awards the Employer Group any damages and/or an injunction due to the acts of Participant, then Employer shall be entitled to recover its reasonable costs incurred in conducting the suit including, but not limited to, reasonable attorneys’ fees and expenses.

L. Covenant Period. For purposes of this Section II, the Covenant Period shall mean the period from and during Participant’s employment with the Employer and ending on the date that is twelve (12) months after Participant’s employment with Employer terminates, whether voluntary or involuntary.

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M. Employees in California and Other Jurisdictions that Limit Restrictive Covenants. Notwithstanding the foregoing, if the Participant is employed in the State of California, or in another jurisdiction where the provisions of Sections II.A (non-compete) and C. (non-solicitation of employees) of this Appendix B of the Award Agreement are otherwise prohibited by law, to the extent permitted by applicable law, the following provisions shall apply:

1. Sections II.A.1. and 3. above shall not apply, and instead the Participant acknowledges and agrees that during his/her employment or service with the Employer: (i) the Participant will not engage (directly or indirectly) in any other employment or business activity within the Territory whose primary business involves or is related to the Business; provided however, the foregoing restriction shall only apply to such service or product for which the Participant has had access to Proprietary and Confidential Information or otherwise has had active involvement, and (ii) the Participant will not, without the prior written consent of the Employer, engage (directly or indirectly) in any other employment or business activity that would tend to create an actual or apparent conflict of interest with the Employer, or undermine or interfere with the Participant’s ability to devote his or her best efforts and to fulfill the duties and responsibilities of his or her position with the Employer. The Participant further agrees that, given the nature of the business of the Employer Group and his or her position with the Employer, such geographic scope is appropriate and reasonable.

2. Section II.A.2. above shall not apply, and instead the Participant acknowledges and agrees that as part of his/her obligations hereunder, during the Participant’s employment with the Employer and after employment terminates for any reason (whether by the Participant or by the Employer), the Participant shall not, either directly or indirectly through others, use or disclose any Proprietary and Confidential Information in any effort to solicit, encourage, or attempt to solicit or encourage, any Company Customer to terminate, reduce, or forego that Company Customer’s relationship or prospective relationship with the Employer Group. For purposes of this Appendix B of the Award Agreement, “Company Customer” means any person or entity to whom the Employer Group provided services, or actively sought to provide goods or services, at any time during the Participant’s employment with the Employer Group.

3. Section II.C. above shall not apply, and instead the Participant acknowledges and agrees that during his or her employment or service with the Employer and during the Covenant Period, the Participant shall not, directly or indirectly through others, solicit, encourage, or attempt to solicit or encourage any Service Provider to terminate or reduce the Service Provider’s relationship or business with the Employer. For the purpose of this Appendix B of the Award Agreement, “Service Provider” means persons and entities who, during the Participant’s employment with the Employer, were employees, consultants, vendors, or independent contractors of the Employer.

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